UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
FORM 4

     / / Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue. See Instruction 1(b)

(Print or Type Responses)
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1.  NAME AND ADDRESS OF REPORTING PERSON*

Fisher                        Richard                 B.
(LAST)                        (FIRST)                 (MIDDLE)

c/o Federated Investors, Inc.
Federated Investors Tower
(STREET)

Pittsburgh                    PA                      15222-3779
(CITY)                        (STATE)                 (ZIP)
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2.  ISSUER NAME AND TICKER OR TRADING SYMBOL
      Federated Investors, Inc.     FII

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3.  I.R.S. IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)


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4.  STATEMENT FOR MONTH/YEAR
      5/98

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5.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)


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6.  RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER
(CHECK ALL APPLICABLE)
____X____ Director            ________ 10% Owner
____X____ Officer (give title below)      ________ Other (specify below)
      EXECUTIVE VICE PRESIDENT


7.  INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LIMIT)
___X___  Form filed by One Reporting Person
_______  Form filed by More than One Reporting Person



                                     TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED


1. Title of      2.  Transaction  3.  Transaction  4.  Securities Acquired (A)   5.  Amount    6.          7.  Nature of
   Security         Date             Code             or Disposed of (D)         of            Ownership   Indirect
   (Instr. 3)                        (Instr. 8)       (Instr. 3, 4, and 5)       Securities    Form:       Beneficial
                    (Month/day/year)                                             Beneficially  Direct (D)  Onwership
                                                                                 Owned at End  or          (Instr. 4)
                                                                                 of Month      Indirect
                                                                                 (Instr. 3     (I)
                                                                                 and 4)        (Instr. 4)
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                                  Code    V        Amount     (A) or   Price
                                                                 (D)
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Class B Common   5/19/98          Code    S        835,200    D        $19.00    3,964,800     I           by Fisher
   Stock                                                                                                   Investment
                                                                                                           Company
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

     Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, COVERTIBLE SECURITIES)







1.Title of    2.Conversion or       3.Transaction   4.  Transaction  5. Number of   6.Date Exercisable   7.Title and  8.Price
Derivative    Exercise Price of     Date                Code (Instr. 8) Derivative    and Expiration       Amount of    of
Security      Derivative Security   (Month/Day/Year)                    Securities    Date                 Underlying   Derivative
(Instr. 3)                                                              Acquired (A)  (Month/Day/Year)     Securities   Security
                                                                        or Disposed of                    (Instr.3and4) (Instr.5)
                                                                        (D)
                                                                        (Instr. 3,4,
                                                                        and 5)


                                                 Code   V               (A)   (D)     Date     Expiration  Title Amount or
                                                                                    Exercisable  Date            Number of
                                                                                                                 Shares


9.Number       10. Ownership    11. Nature
of derivative  Form of          of Indirect
Securities     Derivative       Beneficial
Benficially    Security:Direct  Ownership
Owned at End   (D) or Indirect  (Instr. 4)
of Month       (I) (Instr.4)
(Instr. 4)






Explanation of Responses:

     ** Intentional misstaments or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/S/ RICHARD B. FISHER               JUNE 10, 1998
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**Signature of Reporting Person                            Date